EXHIBIT 11

                            MIRAGE RESORTS, INCORPORATED
                         COMPUTATION OF NET INCOME PER SHARE
                                   OF COMMON STOCK
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                                                         For the Three-Month
                                                             Period Ended
                                                               March 31,
                                                    ___________________________
                                                          1995             1994
                                                    __________       __________


 Weighted-average shares outstanding                91,081,449       90,725,215

 Assumed exercise of options at
  average market price                               4,198,666        7,008,087
                                                   ___________      ___________
 Weighted-average shares outstanding
  and common stock equivalents used
  in the computation of primary
  earnings per share                                95,280,115       97,733,302

 Additional shares issuable upon
  the assumed exercise of options
  at period-end market price                           621,681                -
                                                   ___________      ___________
 Total shares outstanding assuming
   full dilution                                    95,901,796       97,733,302
                                                   ===========      ===========

 Net income                                        $44,876,000      $23,348,000
                                                   ===========      ===========

 Primary earnings per share                            $0.47            $0.24
                                                       =====            =====

 Fully diluted earnings per share                      $0.47            $0.24
                                                       =====            =====
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